Exhibit 99.1
ASX & MEDIA RELEASE
Peplin results for the financial year ended 30 June 2009
•	Cash balance of US$17.7 million

•	Positive results in first Phase 3 trial

•	Initiated and completed enrolment in four Phase 3 trials
EMERYVILLE, California and BRISBANE, Australia, 31 Aug 2009: Peplin, Inc.
(ASX:PLI) today announced financial results for the year ended 30 June 2009, reporting a US$17.7 million cash balance. Peplin will use these funds to complete Phase 3 clinical trials for its lead product, PEP005 (ingenol mebutate) Gel for actinic (solar) keratosis (AK). The company is confident it will have access to sufficient working capital to fund operations through its planned New Drug Application (NDA) filing with the Food and Drug Administration (FDA) in mid-2010.
Chairman and CEO Tom Wiggans described the year as one of tremendous progress for Peplin.
“Peplin’s achievements this year of advancing PEP005 Gel through the completion of its Phase 2 program and its timely initiation and extremely rapid patient enrolment rate of four Phase 3 AK trials, a total of 950 patients, have been extraordinary.”
“Of particular importance was the completion of our first Phase 3 trial which met its clinical endpoints and was also the first topical treatment to demonstrate statistically significant benefit over vehicle in the difficult to treat back of hand and forearm locations.”
Mr. Wiggans confirmed the completion of Phase 3 trials by the end of this calendar year as previously announced.
“Once again, Peplin has taken major steps in advancing our strategy of developing and, subject to regulatory approval, commercialising an attractive product which addresses a large, important and poorly served market,” said Mr. Wiggans.

Further information:	Media:
Tom Wiggans	Camilla Myers
Chief Executive Officer	Hill & Knowlton
Tel: +1-510-653 9700	Tel: 02-9286 1248
tom.wiggans@peplin.com	cmyers@hillandknowlton.com.au
PEPLIN, INC.
6475 Christie Avenue, Emeryville, CA 94608, USA
Tel: +1-510-653 9700      Fax: +1-510-653 9704
Level 3, Tower One, Montpelier Road, Bowen Hills, QLD, 4006, Australia
Tel: +61-7-3250 1200      Fax: +61-7-3250 1299
www.peplin.com

ABOUT PEPLIN
Peplin is a development stage specialty pharmaceutical company focused on advancing and commercialising innovative medical dermatology products. Peplin is currently developing ingenol mebutate, or PEP005, which is a novel compound derived from the sap of Euphorbia peplus, or E. peplus, a rapidly growing, readily available plant commonly referred to as petty spurge or radium weed. E. peplus has a long history of traditional use for a variety of conditions, including the topical self-treatment of various skin disorders, including skin cancer and pre-cancerous skin lesions. Peplin’s lead product candidate is a patient-applied topical Gel containing ingenol mebutate, a compound the use of which Peplin has patented for the treatment of actinic (solar) keratosis, or AK. This product candidate referred to as PEP005 (ingenol mebutate) Gel is currently in Phase 3 clinical trials, having recently completed their first Phase 3, known as REGION-I.
ABOUT AK
Actinic keratoses (AK), also known as solar keratoses or sun spots, are generally considered the most common pre-cancerous skin condition. AK usually appears as small, rough, scaly areas on the face, lips, ears, back of hands, forearms, scalp or neck. If left untreated, AK lesions may progress to a form of skin cancer called squamous cell carcinoma, or SCC. The Lewin Group, Inc., estimates that the total direct costs for AK in the United States was $1.2 billion in 2004, and in 2002 there were approximately 8.2 million office visits for the treatment of AK. The Lewin Group also estimated that there were 58 million people in the United States living with AK in 2004. According to a May 2006 issue of The Journal of Family Practice, in northern hemisphere populations, 11% to 25% of adults have at least one AK lesion, compared with 40% to 60% of adults in Australia, which has the highest prevalence of AK worldwide.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements” as defined under U.S. federal securities laws, including, but not limited to, Peplin’s clinical development plan, access to working capital, and timing of clinical trials referred to herein. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward looking statements are based on management’s current, preliminary expectations and actual results could differ materially as a result of various risks and uncertainties, including, but not limited to, delays in clinical trials resulting from, among other things, ambiguous or negative interim results, unforeseen safety issues, failure to conduct the clinical trials in accordance with regulatory requirements or clinical protocols, suspension or termination of a clinical trial by the FDA or other regulatory authorities, lack of adequate funding to continue a clinical trial and other important factors disclosed from time to time in Peplin’s disclosures to the ASX and in its Form 10 Registration Statement and most recent quarterly report on Form 10-Q filed with the US Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made. No undue reliance should be placed on any forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.
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